Exhibit 99.1
PRESS RELEASE
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com
Monday, July 21, 2008

Contact:	Margaret K. Dorman Chief Financial Officer (281) 443-3370
SMITH INTERNATIONAL, INC. ANNOUNCES APPOINTMENT OF
MR. LUIS RODOLFO LANDIM MACHADO TO BOARD OF DIRECTORS
     HOUSTON, Texas (July 21, 2008)... Smith International, Inc. (NYSE: SII) announced today that Mr. Luiz Rodolfo Landim Machado has been appointed to the Company’s Board of Directors. He is a Class II director and will be eligible for election at the Annual Meeting of Stockholders in 2009.
     Mr. Landim, 51, currently serves as a member of the Board and the Executive President of OGX Petroleo e Gas S.A., an oil and gas company focused on exploration of the Brazilian offshore basins. From May 2006 until April 2008, he served as a member of the Board, the Executive President and the head of Investor Relations of MMX — Mineracao e Metalicos S.A., a Brazilian mining company from the same group as OGX. Since May 2006, he has served as a member of the Board of four subsidiaries in the same group: OGX, MMX, LLX Logistica S.A. and MPX Energia S.A. Prior to joining MMX, Mr. Landim served in various positions at Petroleo Brasileiro S.A. (Petrobras) from 1980 until April 2006, including General Manager of Exploration and Production of Campos Basin which is responsible for 85% of current Brazilian oil production, Managing Director of E&P, President of the gas business, and Chief Executive Officer of BR Distribuidora, a subsidiary of Petrobras and the second largest Brazilian company. This was his last position before departing Petrobras. In addition, Mr. Landim has served on the Board of Globex Utilidades S.A., the parent company of Ponto Frio, a Brazilian retail chain, since September 2006.
     Doug Rock, Chairman and CEO of Smith International, Inc. said, “I’m excited about the contribution Mr. Landim will make to Smith International. His distinguished career at Petrobras, along with his current leadership of OGX Petroleo e Gas S.A. give Mr. Landim a thorough understanding of Smith’s business from our customer’s view. Our shareholders will be well represented by Mr. Landim.”
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson.